Exhibit 99.1

First Trinity Financial Corporation (“First Trinity”) completes acquisition of First Life America Corporation

Tulsa, OK January 26, 2009—As previously reported, First Trinity entered into a Stock Purchase Agreement to purchase all the outstanding stock of First Life American Corporation (“First Life”) from Brooke Capital Corporation (“BCC”) on July 18, 2008, for an amount not to exceed $8 million. First Life was the wholly owned subsidiary of BCC. The acquisition was approved by the Kansas Insurance Commissioner on October 17, 2008. However, on October 28, 2008, BCC filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Kansas. The filing occurred before the purchase of First Life was closed. On December 9, 2008, an Amendment was entered into that changed the purchase price to $2.5 million, and made the sale subject to Bankruptcy Court approval. Bankruptcy court approval was secured and First Trinity completed its acquisition of First Life on December 23, 2008. The purchase price of $2.5 million was funded with cash on hand.

On December 31, 2007, First Life had an in-force book of 10,332 policies with total face amount of $153,800,000. At September 30, 2008, First Life had assets of $31,218,665 liabilities of $28,074,520, and shareholders’ equity of $3,144,145 on a statutory basis. First Life net premium income for the nine months ending September 30, 2008 was $4,871,119.

This is a significant step forward in the expansion of our life insurance business and the growth of the company, said Gregg Zahn, CEO and founder of First Trinity.

Forward Looking Statements
Statements contained in this press release regarding the benefits of the acquisition, the Company’s business outlook, the Company’s products, demand for the Company’s products and services, and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to: risks of expanding or retaining First Life’s policyholder base; risks and challenges of integrating First Life’s current operations and business with those of First Trinity; risks associated with retaining First Life’s independent agents. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances

About First Trinity Financial Corporation
First Trinity is a financial services holding company located in Tulsa, OK. First Trinity provides life and annuity insurance products to residents of the state of Oklahoma through its subsidiary, Trinity Life Insurance Company and finances casualty insurance premiums for customers in Oklahoma, Louisiana and Mississippi through its subsidiary First Trinity Capital Corporation.
About First Life America Corporation
First Life is a Topeka, Kansas domiciled life insurance company that writes life and annuity insurance products and is licensed in the states of Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas. The current product portfolio consists of whole life and term, final expense, accidental death and dismemberment and annuity products.